Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

THIS SEPARATION AGREEMENT AND GENERAL RELEASE (the “Agreement”) is made and entered into by and between WILLIAM C. WILEY (“Employee”) and TRANSCOMMUNITY FINANCIAL CORPORATION (the “Employer” or the “Company”).

STATEMENT OF FACTS

Employee’s employment with the Company will cease effective December 31, 2005, and Employee desires to accept the following agreements, including, without limitation, certain additional consideration from the Company in return for Employee’s general release and non-disclosure agreement set forth below. Employee and the Company desire to settle all matters that might arise, or have arisen, out of Employee’s employment with the Company, and the cessation thereof.

STATEMENT OF TERMS

In consideration of the mutual promises herein, it is agreed as follows:

1. Cessation of Employment/Resignation as Director. Effective on the close of business December 31, 2005 (the “Separation Date”), Employee shall cease to be an employee of the Company for any purpose whatsoever and shall be entitled to no further payments or benefits from the Company except as provided herein. In addition, Employee, by execution of this Agreement, hereby resigns, effective on the Separation Date, as a Director of the Company and any and all of its subsidiaries and affiliates.

2. Effective Date. The effective date of this Agreement shall be the eighth day after Employee signs this Agreement (the “Effective Date”). As of the Effective Date, if Employee has not revoked this Agreement pursuant to Section 11, this Agreement shall be fully effective and enforceable. Notwithstanding the foregoing, in the event the Effective Date is prior to December 31, 2005, Employee shall continue to receive compensation and benefits through the Separation Date as if paragraph 4(a), (d) and (e) of the Employment Agreement dated December 8, 2003 were still in effect.

3. Additional Consideration. In full consideration and as material inducement for Employee’s signing of this Agreement, the Company will provide the following additional consideration to which Employee would not have been otherwise entitled in the absence of this Agreement:

a. Severance pay equal to one year’s salary in a gross amount of $160,000, less all applicable withholdings (the “Cash Severance”). Payment shall be made in a lump sum on January 2, 2006 or the eighth day following the execution of this Agreement, whichever is later.

b. The Company hereby agrees that upon the Effective Date, the restrictions provided under the Restricted Stock Agreement (“RSA”) dated December 8, 2003 shall terminate, and the Company shall deliver certificates, as soon as reasonably practicable, for 15,000 shares of stock for the period 2006-2008 (the “Shares”), as referenced in paragraph 3(b) of the RSA, which shall be delivered to Employee subject to all applicable securities laws and regulations. Employee agrees to reimburse the Company for any taxes required to be withheld on the Employee’s behalf with respect to the Shares, provided, however, if Employee has not made such reimbursement before the payment of the Cash Severance, Company shall have the right to reduce the Cash Severance by the amount of any such withholdings.

4. Return of Company Materials and Property. Employee understands and agrees that Employee immediately will turn over to the Company all vehicles, keys, files, memoranda, records, credit cards, manuals, computer equipment, computer software, pagers, facsimile machines, and any other equipment and other documents, and all other physical or personal property that Employee received from the Company and/or that Employee used in the course of Employee’s employment with the Company and that are the property of the Company or its customers.

5. Confidential Information and Trade Secrets. Employee agrees to protect and hold in confidence all Trade Secrets and Confidential Information (“Company Information”) belonging to the Company that Employee has received through or as a result of Employee’s employment by the Company and to take no action that may cause any such information to lose its character as Company Information. Employee shall neither disclose, divulge nor communicate to any third party any Trade Secrets belonging to the Company.

For purposes of this Section 5, “Confidential Information” means confidential data and confidential information relating to the Company’s business (which does not rise to the status of a Trade Secret) which has value to the Company and is not generally known to its competitors, such as Company pricing information, marketing information, profit margins, customer preferences, customer lists, and other marketing and sales information that would have value if disclosed to competitors. Confidential Information shall not include any data or information that (i) has been voluntarily disclosed to the public by the Company, (ii) has been independently developed and disclosed to the public by others, (iii) otherwise enters the public domain through lawful means, or (iv) was already known by the Employee at the time of disclosure to him. The provisions in this Agreement restricting the disclosure and use of Confidential Information shall survive for a period of two (2) years following the execution of this Agreement.

For purposes of this Section 5, “Trade Secrets” means information including, but not limited to, technical or non-technical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product or service plans or lists of actual or potential customers or suppliers or customer preferences which (1) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means, by other persons who can obtain economic value from its disclosure or use; and (2) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. The provisions in this Agreement restricting the disclosure and use of Trade Secrets shall survive the execution of the Agreement and shall survive for so long as the respective information qualifies as a trade secret under applicable law.

6. No Obligation. Employee agrees and understands that the consideration described above in Section 3 of this Agreement is not required by the Company’s policies and procedures or any other agreement entered into between the Company and Employee, including but not limited to the Employment Agreement dated December 8, 2003 (“the Employment Agreement”). Employee further agrees and understands that Employee’s entitlement to receive the consideration set forth above is conditioned upon Employee’s execution of this Agreement and compliance with the terms of this Agreement.

7. Severability. The provisions of this Agreement are severable, and if any part of it is found to be unenforceable, the other paragraphs shall remain fully valid and enforceable. This Agreement shall survive the termination of any arrangements contained herein.

8. Confidentiality; Professionalism. Employee represents and agrees that Employee will keep the terms, amount, value, and nature of consideration paid to Employee, and the fact of this Agreement completely confidential, and that Employee will not hereafter disclose any information concerning this Agreement to anyone other than Employee’s immediate family and professional representatives who will be informed of and bound by this confidentiality clause. This paragraph shall not prohibit Employee, however, from fully comlying and responding to any lawfully issued subpoena which requires production of this information. Employee must provide the Company with at least ten days notice, if practicable, upon his receipt of any such subpoena.

Employee agrees that Employee will not make or issue, or procure any person, firm or entity to make or issue, any statement in any form concerning the Company, Employee’s employment relationship or the termination of Employee’s employment relationship with the Company to any person or entity if such statement is harmful to or disparaging of the Company, its affiliates or any of their employees, officers, directors, agents or representatives. Similarly, the Company’s officers and directors agree not to make or issue, or procure any person, firm or entity to make or issue, any statement in any form concerning the Employee, the Employee’s employment relationship or cessation of Employee’s relationship with the Company to any person or entity if such statement is harmful to or disparaging of the Employee.

9. Complete Release.

a. As a material inducement to the Company to enter into this Separation Agreement and General Release, Employee hereby irrevocably and unconditionally releases, acquits, and forever discharges the Company and each of the

Company’s owners, stockholders, predecessors, successors, assigns, agents, directors, officers, employees, representatives, attorneys, parent companies, divisions, subsidiaries, affiliates (and agents, directors, officers, employees, representatives and attorneys of such parent companies, divisions, subsidiaries and affiliates), and all persons acting by, through, under or in concert with any of them (collectively “Releasees”), or any of them, from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses of any nature whatsoever, known or unknown, suspected or unsuspected, including, but not limited to, any rights arising out of any alleged contracts or violations or breaches of any contracts, express or implied, including but not limited to the Employment Agreement, the RSA, the Non-Qualified Stock Option Agreement for Director granted May 16, 2001 between Bank of Powhatan, N.A. (predecessor in interest to the Company) and Employee granting Employee stock option rights for 5,850 shares of common stock of the Company, the Non-Qualified Stock Option Agreement for Employee granted April 15, 2003 between the Company and Employee granting Employee stock option rights for 30,000 shares of common stock of the Company (the last two described documents being hereinafter collectively referred to as the “Stock Option Agreements”) and all amendments thereto, or any tort, or any legal restrictions on the Company’s right to terminate employees, or any federal, state or other governmental statute, regulation, or ordinance, including without limitation (1) Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, (race, color, religion, sex, and national origin discrimination); (2) the Americans with Disabilities Act (disability discrimination); (3) 42 U.S.C. § 1981 (discrimination); (4) the federal Age Discrimination in Employment Act (age discrimination); (5) the Older Workers Benefit Protection Act; (6) the Equal Pay Act; and (8) the Employee Retirement Income Security Act (“ERISA”) (all collectively hereinafter referred to as the “Claim” or “Claims”), which Employee now has, owns or holds, or claims to have, own or hold, or which Employee at any time heretofore had owned or held, or claimed to have owned or held, against each or any of the Releasees at any time up to and including the Effective Date of this Agreement. In furtherance of the foregoing, Employee agrees that, as of the Effective Date, the Employment Agreement, the RSA and the Stock Option Agreements, and all amendments thereto, shall be null and void, with the Company having no further obligations thereunder. This Release does not affect Employee’s right to elect continued medical, dental and vision coverage at his own expense pursuant to the Consolidated Omnibus Budget Reconciliation Act (COBRA).

b. In the event that Employee does not exercise his rights to revoke this Agreement, the Company hereby irrevocably and unconditionally releases, acquits, and forever discharges Employee from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses of any nature whatsoever, known or unknown, suspected or unsuspected, which the Company now has, owns or holds, or claims to have, own or hold, against Employee arising out of Employee’s employment with the Company at any time up to and including the date on which Employer executes and delivers this Agreement.

10. No Knowledge of Illegal Activity. Employee acknowledges that he has no knowledge of any actions or inactions by any of the Releasees or by Employee that Employee believes could possibly constitute a basis for a claimed violation of any federal, state, or local law, any common law or any rule promulgated by an administrative body.

11. Age Discrimination In Employment Act. Employee hereby acknowledges and agrees that this Agreement and the termination of Employee’s employment and all actions taken in connection therewith are in compliance with the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act and that the releases set forth in Section 9 hereof shall be applicable, without limitation, to any claims brought under these Acts. Employee further acknowledges and agrees that:

a. The release given by Employee in this Agreement is given solely in exchange for the consideration set forth in Section 3 of this Agreement and such consideration is in addition to anything of value which Employee was entitled to receive prior to entering into this Agreement;

b. By entering into this Agreement, Employee does not waive rights or claims that may arise after the date this Agreement is executed;

c. Employee has been advised to consult an attorney prior to entering into this Agreement, and this provision of the Agreement satisfies the requirement of the Older Workers Benefit Protection Act that Employee be so advised in writing;

d. Employee has been offered twenty-one (21) days from receipt of this Agreement within which to consider the terms of this Agreement; and

e. For a period of seven (7) days following Employee’s execution of this Agreement, Employee may revoke this Agreement and this Agreement shall not become effective or enforceable until such seven (7) day period has expired.

12. No Other Representations. Employee represents and acknowledges that in executing this Agreement, Employee does not rely, and has not relied, upon any representation or statement not set forth herein made by any of the Releasees or by any of the Releasees’ agents, representatives, or attorneys with regard to the subject matter, basis or effect of the Agreement or otherwise.

13. Sole and Entire Agreement. This Agreement sets forth the entire agreement between the parties hereto, and supersedes any and all prior agreements or understandings between the parties.

14. Binding Effect, Assignment. This Agreement shall be binding upon and insure to the benefit of the parties hereto and their respective heirs, representatives, successors, transferees and permitted assigns. This Agreement shall not be assignable by Employee but shall be freely assignable by the Company.

15. Knowledgeable Decision By Employee. Employee represents and warrants the Employee has read all the terms of this Agreement. Employee understands the terms of this Agreement and understands that this Agreement releases forever the Company from any legal action arising from Employee’s relationship with the Company. Employee is signing and delivering this Agreement of his own free will in exchange for the consideration to be given to Employee, which Employee acknowledges and agrees is adequate and satisfactory.

16. Full and Careful Consideration. Please take this Agreement home and carefully consider all of its provisions before signing it. You may take up to twenty-one (21) days to decide whether you want to accept and sign this Agreement. Also, if you sign this Agreement, you will have an additional seven (7) days after you sign this Agreement in which to revoke this Agreement. This Agreement will not be effective or enforceable, nor will any consideration be paid, until after the revocation period has expired. Again, you are free, and encouraged, to discuss the contents and advisability of signing this Agreement with an attorney of your choosing.

17. Governing Law. This Agreement shall be construed in accordance with the laws of the Commonwealth of Virginia.

PLEASE READ CAREFULLY. THIS SEPARATION AGREEMENT AND GENERAL RELEASE INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

December 19, 2005	/s/ William C. Wiley
Date	William C. Wiley

TRANSCOMMUNITY FINANCIAL CORPORATION

/s/ Bruce B. Nolte
	By:	Bruce B. Nolte
	Its:	President